QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this joint proxy statement/prospectus (Form S-4 No. 333-00000) of Celldex Therapeutics, Inc. in conjunction with the proposed merger of Celldex Therapeutics, Inc. and CuraGen Corporation and to the incorporate by reference therein of our report dated May 7, 2008, with respect to the consolidated financial statements of Celldex Therapeutics, Inc. and Subsidiary, included in the 2008 Annual Report to stockholders of Celldex Therapeutics, Inc.

/s/ Ernst & Young LLP

Metro Park, New Jersey
June 22, 2009

QuickLinks

Consent of Independent Registered Public Accounting Firm